Exhibit 10.13

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”), is effective June 12, 2018 (the “Effective Date”), by and between Arog Pharmaceuticals, Inc., a Delaware corporation, having a principal place of business at 5420 LBJ Freeway, Suite 410, Dallas TX 75240 (“Recipient”), and Jain Investments, LLC,, a Texas limited liability company having a principal place of business at or address at 5420 LBJ Freeway, Suite 410, Dallas, TX 75240 (“Provider”). Recipient and Provider may be referred to herein individually as a “Party” or, collectively, as the “Parties.”

Whereas, Recipient is in the business of developing, manufacturing, and/or distributing crenolanib since its inception in 2010;

Whereas, Provider is capable to provide certain technology and administrative services to Recipient in connection with its business operations;

Whereas, Provider has provided certain technology and administrative services to Recipient in connection with its business operations since 2010;

Whereas, Recipient and Provider are businesses under common control and agreements such as this Master Services Agreement are customary among commonly controlled entities; and

Whereas, Recipient and Provider desire to enter into this Agreement to provide the terms and conditions upon which Recipient will engage Provider to provide services in connection with its business operations.

Now Therefore, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, hereto agree as follows:

1.	Scope of Agreement.

1.1.          Scope of Agreement. As a “master” form of contract, this Agreement allows the Parties to contract for services in connection with Recipient’s business operations, on a project-by-project basis through the execution and delivery of agreements in form substantially similar to the Individual Project Agreement (as discussed in Section 1.2 below and attached hereto), without having to re-negotiate the basic terms and conditions contained herein.

1.2.          Individual Project Agreements. The specific details of each services project under this Agreement (each “Project”) shall be specified in writing in an Individual Project Agreement (“IPA”) in a form substantially similar to Exhibit A, attached hereto and incorporated by reference. Each IPA shall detail the services to be performed thereunder (the “Services”) and shall be subject to all of the terms and conditions of this Agreement. The Parties shall attach a copy of each IPA as an exhibit to this Agreement.

1.3.          Amendments and Conflicts. Any change to an IPA shall be documented in a written amendment mutually agreed upon and executed by the Parties (an “Amendment”). Each Party acknowledges that an Amendment may necessitate a change in the delivery schedule and/or fees due under the applicable IPA. Each Amendment shall detail the requested changes to the applicable task, responsibility, duty, budget, time line or other matter. No Amendment will be binding upon either Party until it is signed by the authorized representatives of both Parties, and Provider shall be given a reasonable time to implement any such Amendment. Both Parties agree to act in good faith and to do so promptly when considering a proposed Amendment. Each IPA and Amendment will be governed by the terms of this Agreement. In the event of a conflict between the terms and conditions of this Agreement and those of an IPA or Amendment, this Agreement will control unless the IPA or Amendment (as the case may be) expressly refers to the Parties’ intent to alter the terms of this Agreement with respect to that IPA or Amendment (as the case may be).

1.4.          Disclosure of Hazards. Recipient shall provide Provider with all information available to it regarding known or potential hazards associated with the use of any substances supplied to Provider by Recipient, and Recipient shall comply with all applicable laws and regulations, including without limitation those concerning the shipment of substances by the land, sea or air.

2.	Compensation and Expenses.

2.1.          Fees, Expenses and Payment Terms. Recipient will pay Provider fees, pass-through costs and expenses in accordance with the applicable IPA(s). Unless otherwise agreed to in a particular IPA, the following shall apply: (a) Recipient shall reimburse Provider for those reasonable and necessary expenses and pass-through costs incurred in the performance of the Services which are approved by Recipient in advance and in writing; (b) travel time is not compensable; (c) Provider will invoice Recipient monthly within thirty (30) days of the month during which the Services were performed; and (d) Recipient shall pay each undisputed invoice within thirty (30) days of receipt. If Recipient disputes any portion of an invoice received from Provider, then Recipient shall so notify Provider in writing of the disputed amounts and shall pay the undisputed amounts as set forth in the preceding sentence and the Parties shall use good faith efforts to reconcile the disputed amounts as soon as practicable. Except as otherwise agreed upon by Recipient in an Amendment, Provider agrees to accept the foregoing amounts as payment in full for performance of the Services specified in the applicable IPA(s) and further agrees that the amounts specified in an IPA are the maximum amounts due for the Services performed thereunder unless otherwise agreed upon by Recipient in an Amendment.

2.2.          Taxes. Provider is an independent contractor, and shall not be considered an employee or agent of Recipient. Provider has no authority to obligate Recipient by contract or otherwise. Provider is not entitled to receive any employee welfare, pension or fringe benefits of any type from Recipient including, but not limited to, medical and dental coverage, disability, life insurance, severance, stock or deferred compensation programs, vacation or other paid time off. Provider shall be responsible for all applicable taxes, tariffs and duties, including withholding, value added, stamp, income, (e.g. payroll and employment taxes) and any other similar charges assessed by any government authority with respect to the Services rendered by Provider under this Agreement or any IPA. When Recipient pays any such taxes on behalf of Provider, Recipient shall be entitled to deduct such amount from amounts due to Recipient. The Parties shall cooperate in seeking refunds of taxes where the opportunity to do so exists.

2.3.          Currency. Recipient shall pay all invoices in US dollars unless otherwise set forth in the applicable IPA.

2.4.          Transparency Reporting. Any payment or benefit provided to a healthcare professional or a teaching institution directly or indirectly on behalf of Recipient must comply with (a) the policy and law for the country, region or state in which the healthcare professional/teaching institution resides and/or practices medicine, and (b) the specific requirements of any governmental agency which requires Recipient to publicly report certain payments and benefits.

2.5.          Subcontracting. Provider will not subcontract or otherwise delegate any of its obligations under this Agreement without Recipient’s express prior written consent, which shall not be unreasonably withheld. Provided that Recipient grants such consent, Provider shall enter into a binding written agreement with such subcontractor that protects Recipient’s rights and interests to at least the same degree as this Agreement. Provider will be responsible for the direction and coordination of the services of each approved subcontractor. Recipient will have no obligation or liability to any subcontractor.

3.	Representations and Warranties.

3.1.          By Recipient. Recipient represents and warrants that the following statements are true and correct as of the Effective Date and will continue to be true and correct for the duration of the term of this Agreement:

(a)                Recipient has full right, power and authority to enter into and perform this Agreement without the consent of any third party; and

(b)               Recipient will comply with all laws, regulations and ordinances applicable to its performance under this Agreement.

3.2.             By Provider. Provider represents and warrants that the following statements are true and correct as of the Effective Date and will continue to be true and correct for the duration of the term of this Agreement:

(a)                Provider has full right, power and authority to enter into this Agreement, and perform its obligations hereunder, without the consent, approval or authorization of any third party;

(b)               Provider will render the Services in compliance with the terms of this Agreement, the terms of the applicable IPA(s) (including use of commercially reasonable efforts to comply with each Project schedule and Project budget contained therein) and upon any standard operating procedures agreed to by the Parties in writing;

(c)                Provider will comply with all laws, regulations and ordinances applicable to its performance under this Agreement, and has obtained (or before performing the Services will obtain) all governmental permits and licenses required for it to perform the Services and its other obligations under this Agreement;

(d)               Provider shall have sufficient staff to perform the Services and the personnel assigned to perform such Services shall have the requisite qualifications, expertise and experience, and Provider shall verify the identity of all such personnel;

(e)                Provider will not knowingly, in the course of performing the Services, infringe or misappropriate, and neither the work product resulting from such Services nor any element thereof will knowingly infringe or misappropriate, any intellectual property right of any other person;

(f)                 Provider is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement or impose conflicting obligations on Provider, and Provider agrees that during the term of this Agreement it will not enter into any agreement to provide services which would in any way prevent it from providing the Services contemplated under this Agreement or impose conflicting obligations on Provider;

(g)                Provider will not disclose to Recipient, and confidential or proprietary information of any third party; and

(h)               If Provider is an entity, it is duly organized, validly existing and in good standing under the laws of its jurisdiction and all jurisdictions in which its conduct of business requires.

3.3.          Remedy. In the event any portion of the Services materially fails to conform to the warranties set forth in Section 3.2(b) and such failure renders the results of such Services useless for their intended purpose, Provider will, within thirty (30) days of receipt of notice from Recipient detailing the applicable nonconformance, correct or re-perform such nonconforming Services without additional cost to Recipient.

3.4.          Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY DISCLAIMS, ANY OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

4.	Confidentiality.

4.1.          Information Defined. “Information” means any information, whether or not designated as confidential, disclosed to one Party (“Receiving Party”) by the other Party (“Disclosing Party”), either directly or indirectly in writing, orally, electronically or by delivery of tangible objects, including, but not limited to confidential or proprietary information, including without limitation, (a) concepts, ideas, inventions, models, diagrams, designs, data, documents, research, studies, analyses, forecasts, processes, procedures, systems, technology, intellectual property, trade secrets, business plans or opportunities, business strategies, marketing plans or opportunities, marketing strategies, product development plans or opportunities, future projects or products, projects or products under consideration, and information relating to finances, costs, prices, suppliers, vendors, customers and employees, and (b) any information that contains, reflects, or is based upon, in whole or in part, any Information furnished to Receiving Party by Disclosing Party, including without limitation any notes, analyses, compilations, studies, interpretations, memoranda or other documents or tangible objects. Information may also include information previously disclosed to Disclosing Party by third parties.

4.2.          Nondisclosure and Confidentiality Obligations. Receiving Party agrees that it will and will require its directors, officers, employees, agents and advisors to: (a) hold Disclosing Party’s Information in strict confidence using the same standard of care as it uses to protect its own confidential information of a similar nature, but in no event less than reasonable care; (b) not disclose the Information of Disclosing Party to any third party without Disclosing Party’s prior written consent, except as expressly permitted under this Agreement; and (c) limit access to Disclosing Party’s Information to those of its employees or agents having a need to know for purposes of performance hereunder who are bound by confidentiality obligations at least as restrictive as those set forth herein. Any trade secrets of a Party will also be entitled to all of the protections and benefits under the Defend Trade Secrets Act (18 U.S.C 90), and any other like state laws or regulations, as applicable. Notwithstanding the foregoing, Receiving Party may make disclosures as required by a court of law or any governmental entity or agency, provided that Receiving Party provides Disclosing Party with reasonable prior notice to allow Disclosing Party to seek confidential treatment of such Information through a protective order or otherwise. Receiving Party shall, at the expense of Disclosing Party, provide Disclosing Party with any reasonable assistance requested, and shall not oppose actions by Disclosing Party to assure confidential treatment. If Disclosing Party is unable to obtain such protective order or other appropriate remedy, Receiving Party will furnish only that portion of the Information which it is legally required to furnish. Any disclosure of Confidential Information pursuant to this Section 4.2 shall not affect or lessen Receiving Party’s obligations hereunder.

4.3.          Use of Information. Receiving Party agrees that it will not use Information other than as necessary for the provision of Services. Information disclosed by Disclosing Party under this Agreement shall, in all respects, remain the sole property of Disclosing Party and nothing contained herein shall be construed as granting or conferring to Receiving Party any license, interest, ownership rights or intellectual property rights in such Information.

4.4.          Exclusions. The restrictions on the use and disclosure of Information shall not apply to any of Disclosing Party’s Information (or portion thereof) which (a) is or becomes publicly known through no act or omission of Receiving Party; (b) is lawfully received from a third party without restriction on disclosure; (c) is already known by Receiving Party at the time it is disclosed by Disclosing Party, as shown by Receiving Party’s records; or (d) is independently developed by Receiving Party without reference to or reliance upon Disclosing Party’s Information, as shown by Receiving Party’s records. Pursuant to the ‘whistle blower’ protection in the Defend Trade Secrets Act (18 U.S.C. § 1833(b), the Parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. See 18 U.S.C. § 1833(b).

4.5.          Nondisclosure and Confidentiality Period. Receiving Party’s confidentiality obligations as set forth above shall continue in full force and effect for the term of this Agreement and for five (5) years from the expiration or termination of this Agreement, except for any trade secret recognized as such under the Uniform Trade Secret Act for which Receiving Party’s obligations with respect to use and disclosure shall continue unless and until the applicable Information of Disclosing Party falls within an exception set forth in Section 4.3.

4.6.          Injunctive Relief. Receiving Party acknowledges that a breach or threatened breach of this Section 4 could cause irreparable harm to Disclosing Party, the extent of which would be difficult to ascertain. Accordingly, Receiving Party agrees that, in addition to any other remedies to which Disclosing Party may be legally entitled, Disclosing Party shall have the right to seek immediate injunctive or other equitable relief in the event of a breach or threatened breach of this Section 4 by Receiving Party or any of its representatives.

4.7.          Personal Information Security and Privacy Compliance. Notwithstanding anything contained herein to the contrary, in the event Provider receives any information in connection with this Agreement that relates to an identifiable individual, including first and last name, social security number, other government-issued identifiers, date of birth, e-mail address, IP address, credit card number and/or financial account number, then Provider shall comply with, and be subject to, the Personal Information Security and Privacy Compliance Addendum, attached hereto as Exhibit B and incorporated by reference.

4.8.          Publicity. In addition to its other confidentiality obligations under this Agreement, Provider shall not make any announcement, or publicly release any photographs (except for its internal operation purposes for performance under this Agreement) or publicly release any information concerning this Agreement or any part thereof or with respect to its business relationship with Recipient, to any member of the public, press, business entity or any official body, except as required by applicable law, rule, injunction or administrative order or as otherwise contemplated by this Agreement, unless prior written consent is obtained from Recipient. If Provider determines it is obligated by law or a governmental authority to make any such announcement or release, Provider shall promptly notify Recipient and cooperate with Recipient to ensure that suitable confidentiality obligations are afforded such information. Project results may not be published or referred to, in whole or in part, by Provider or its affiliates without the prior written consent of Recipient. Provider shall not use any of Recipient’s trademarks or tradenames without the prior written consent of Recipient.

4.9.          Return of Materials. Upon Discloser’s request or upon termination or expiration of this Agreement, Receiving Party will promptly (a) return to Disclosing Party or, if so directed by Disclosing Party, destroy all tangible embodiments of Disclosing Party’s Information (in every form and medium); (b) permanently erase all electronic files containing or summarizing any of Disclosing Party’s Information (except for any computer records or files that have been created pursuant to Receiving Party’s automatic archiving and back-up procedures and the removal of which is not technically reasonable); and (c) if so directed by Disclosing Party, confirm to Disclosing Party in writing that Receiving Party has fully complied with the foregoing obligations. Notwithstanding the foregoing, Receiving Party shall be permitted to retain one (1) copy of Disclosing Party’s Information for its legal archives (subject to a continuing obligation of confidentiality) or as otherwise required by applicable laws, regulations and ordinances solely for the purpose of assuring compliance with the Receiving Party’s continuing obligations of confidentiality and non-use under this Agreement.

5.	Term and Termination.

5.1.          Term. This Agreement shall commence on the Effective Date and shall continue for a period of ten (10) years from the Effective Date, unless terminated early by either Party in accordance with this Agreement. Moreover, this Agreement will automatically renew for periods of three (3) years unless either party provides ninety (90) days prior written notice to expiration of the current term.

5.2.          Termination.

(a)                Either Party may terminate this Agreement or any IPA by written notice: (i) in the event the other Party shall formally declare bankruptcy, insolvency, reorganization, liquidation, or receivership; or shall have instigated against it bankruptcy, insolvency, reorganization, liquidation, or receivership proceedings, and shall fail to remove itself from such proceedings within ten (10) days from the date of institution of such proceedings; or (ii) upon mutual consent.

(b)               Any notice of termination shall specify the applicable IPA(s) that are being terminated or that this Agreement is being terminated in its entirety. The termination or expiration of a single IPA shall not cause the automatic termination of any other IPA. This Agreement may not be terminated by Recipient at any time an IPA remains in place.

(c)                Agreement or any IPA may be terminated by Provider immediately upon written notice in the event Recipient is dissolved or undergoes a change in control, where “control” means the ability to vote fifty percent (50%) or more of the voting securities of any entity or otherwise having the ability to direct the policies and decisions of an entity.

(d)               In the event this Agreement or any IPA is terminated, Recipient shall pay Provider, pursuant to Section 2, for all Services successfully performed pursuant to any unfinished IPA prior to such termination, and any non-cancelable expenses incurred in connection with Provider’s performance hereunder; provided, however, if payments under a terminated IPA are milestone-based, and the IPA is terminated after costs have been incurred by Provider toward achieving a milestone, but that milestone has not yet been completed, Recipient will pay Provider’s standard fees/rates (unless fees/rates are set forth in the IPA) for actual work performed toward that milestone prior to termination instead of any amounts due upon achievement of such milestone up to a maximum amount not to exceed the milestone achievement payment amount. In the event Recipient terminates this Agreement or individual IPA early, Recipient shall pay Provider eighty percent (80%) of the remaining project budget that is not paid, according to the applicable IPA. Upon receipt of a termination notice, Provider shall promptly cease performing any work not necessary for the orderly close out of the affected Project(s), and will use commercially reasonable efforts to minimize any non-cancelable expenses. Notwithstanding anything contained herein to the contrary, upon termination of this Agreement for any reason, any amounts prepaid by Recipient for Services not yet performed shall be immediately refunded to Recipient.

(e)                Upon the expiration or termination of this Agreement or any IPA, or upon Recipient’s earlier request, Provider shall immediately deliver to Recipient or Recipient’s designee (or dispose of as instructed by Recipient) all Recipient Materials under the impacted Project(s) and all Work Product (as defined below), including any tangible items of work in process, notes, plans and other materials related in any way to Provider’s performance under the impacted Project(s).

(f)                 Expiration or termination of this Agreement for any reason shall not release either Party from liability which, at said time, has already incurred to the other Party and nothing herein shall affect or be construed or operate as a waiver of the right of the Party aggrieved by any breach of this Agreement to be compensated for any injury or damage resulting therefrom which is incurred before or after such expiration or termination.

(g)                In the event an IPA is still in effect upon the expiration of this Agreement, such IPA shall remain in effect and shall continue to be governed by the terms and conditions of this Agreement unless and until such IPA is completed or otherwise terminated in accordance with this Agreement.

(h)               Except as otherwise expressly set forth herein, the following provisions will survive expiration or termination of this Agreement pursuant to their terms, together with any other provisions necessary for their construction and enforcement: Sections 2.4 (Transparency Reporting), 3 (Representations and Warranties), 4 (Confidentiality), 6.2 (Termination), 7 (Ownership and Inventions), 8 (Compliance), 9 (Indemnification), 10 (Limitation of Liability), 11 (Audits) and 13 (Miscellaneous), and any other provision of this Agreement that by its terms would survive expiration or termination.

6.	Ownership and Inventions.

6.1.          Work Product. Subject to Sections 6.2 and 6.3, Recipient owns all rights, including all intellectual property rights in and to all deliverables and any other work product prepared by or created by Provider under this Agreement (collectively “Work Product”). Provider will and hereby does assign to Recipient all of Provider’s (and will cause its subcontractors and personnel to assign the entirety of their) right, title and interest in and to the Work Product, including any intellectual property rights in the Work Product throughout the world. Provider understands and agrees that Provider has no right to use the Work Product except as necessary to perform Services for Recipient.

6.2.          Assignment and Waiver of Other Rights. If any intellectual property rights, in the Work Product cannot (as a matter of law) be assigned by Provider to Recipient as provided in Section 7.1, then (a) Provider unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Recipient with respect to such rights; and (b) to the extent Provider cannot (as a matter of law) make such waiver, Provider unconditionally grants to Recipient an exclusive, perpetual, irrevocable, worldwide, fully-paid license, with the right to sublicense through multiple levels of sublicensees, under any and all such rights (i) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally transmit and otherwise use the Work Product in any medium or format, whether now known or hereafter discovered; (ii) to use, make, have made, sell, offer to sell, import and otherwise exploit any product or service based on, embodying, incorporating or derived from the Work Product; and (iii) to exercise any and all other present or future rights in the Work Product.

6.3.          Provider Property and Third-Party Property. Recipient acknowledges that certain intellectual property developed, acquired or otherwise obtained by Provider prior to, or independently of, this Agreement (collectively “Provider Property”) and certain intellectual property licensed or obtained by Provider from third parties (collectively “Third-Party Property”) may be used by Provider in the performance of Services under this Agreement. Provider and/or its licensors shall retain ownership in all Provider Property and/or Third-Party Property (as the case may be); provided, however, Provider unconditionally grants to Recipient a non-exclusive, perpetual, irrevocable, worldwide, fully-paid right and license, with the right to sublicense through multiple levels of sublicensees, under all of Provider’s intellectual property rights in any Provider Property incorporated into or necessary for Recipient to fully utilize and capitalize the Work Product, (a) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally transmit and otherwise use the Work Product in any medium or format, whether now known or hereafter discovered; (b) to use, make, have made, sell, offer to sell, import and otherwise exploit any product or service based on, embodying, incorporating or derived from the Work Product; and (c) to exercise any and all other present or future rights in the Work Product. Unless the applicable IPA expressly provides otherwise, Provider hereby assigns to Recipient all of Provider’s licenses and other rights to all Third-Party Property incorporated into the Work Product. If such rights cannot be validly assigned to Recipient without the consent of a third party, Provider will use its best efforts to obtain such consent (at Provider’s expense) and will indemnify and hold harmless Recipient, its affiliates and each of their respective officers, directors, employees, contractors and agents from and against all liabilities, losses, damages, costs and expenses (including attorneys’ fees) arising from Provider’s failure to obtain such consent.

6.4.          Cooperation and Assistance; Power of Attorney. Provider will, at Recipient’s request, (a) cooperate with and assist Recipient, both during and after the term of this Agreement, in perfecting, maintaining, protecting and enforcing Recipient’s rights in the Work Product; and (b)) execute and deliver to Recipient any documents deemed necessary or appropriate by Recipient in its discretion to perfect, maintain, protect or enforce Recipient’s rights in the Work Product or otherwise carry out the purpose of this Agreement. Recipient will reimburse Provider for any reasonable out-of-pocket expenses actually incurred by Provider in fulfilling its obligations under this Section 7.4.

7.	Compliance.

7.1.          Compliance with Laws. Provider agrees that its Services will be conducted in compliance with all applicable laws, rules and regulations. Provider’s standard operating procedures will be used in performance of each IPA, unless otherwise specifically stated in the pertinent IPA. Recipient represents and certifies that it will not require Provider to perform any assignments or tasks in a manner that would violate any applicable law or regulation. Recipient further represents that it will cooperate with Provider in taking any actions that Provider reasonably believes are necessary to comply with the regulatory obligations that have been transferred to Provider. Provider further represents and warrants that (i) it is licensed, registered or otherwise qualified under all applicable laws in all material respects to do business in each jurisdiction where such licenses, registrations or other qualifications are required for its entry into this Agreement and performance of its obligations thereunder and under each IPA, and (ii) its performance under this Agreement is not inconsistent with any other of its obligations.

7.2.          Third Party Agreements and Indemnifications.

(a)                If Provider will be obligated to enter into agreements with any other third parties, including, but not limited to: carriers or delivery services, or to arrange on a pass-through basis for third parties to provide services other than those provided by Provider, (collectively, “Third Parties”), such Third Parties shall be independent contractors and shall not be considered the employees, agents, or subcontractors of Provider or Recipient. Recipient shall pay Provider for its reasonable time and expenses in negotiating and administering any such Third Party Agreements and supporting Recipient requested compliance requirements. If such Third Parties request an indemnification for loss or damage caused by the Recipient’s Project, then Recipient shall provide such indemnification directly to the Third Party, but only on terms acceptable to Recipient. Provider shall not sign such indemnifications on Recipient’s behalf unless Recipient has expressly authorized Provider to act as its agent for such purpose or has given Provider a written power of attorney to sign such indemnifications.

7.3.          Recipient Rules and Procedures. While on Recipient’s premises, if applicable, Provider agrees to comply with Recipient’s then-current access rules and procedures, including those procedures pertaining to safety, confidentiality and security.

7.4.          Federal Healthcare Eligibility. Provider represents and warrants that neither it, nor any of its employees, agents, vendors, consultants or other representatives, have been convicted of an offense related to healthcare or listed by a federal agency as debarred, excluded, or otherwise ineligible for federal program participation. Provider shall promptly notify Recipient in writing, but in no event later than two (2) business days, if Provider, or any of its personnel performing Services hereunder, become excluded from any federal healthcare program during the term of this Agreement. Upon receipt of such notification, Provider shall immediately become ineligible to perform Services under this Agreement and Recipient shall have the right to immediately terminate this Agreement.

7.5.          Anti-Bribery. Provider shall comply with all applicable anti-bribery laws and regulations, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the U.K. Bribery Act of 2010, as amended and shall not cause Recipient to be in breach of any of the antibribery laws and regulations in the countries where Recipient operates. Without limiting the generality of the foregoing, in performing the Services, neither Provider nor any of its officers, directors, employees, agents or other representatives will pay, offer or promise to pay, or authorize the payment of, any money, or give or promise to give, or authorize the giving of, any services or anything else of value, either directly or through a third party, to any official or employee of any governmental authority or instrumentality, or of a public international organization, or of any agency or subdivision thereof, or to any political party or official thereof or to any candidate for political office, or to any other company, person or entity, corruptly for the purpose of (a) influencing any act or decision of that person in his/her official capacity, including a decision to fail to perform his/her official functions with such governmental agency or instrumentality or such public international organization, or such political party, or any other company, person or entity, or to perform such functions improperly; (b) inducing such person to use his/her influence with such governmental agency or instrumentality or such public international organization or such political party, or any other company, person or entity to affect or influence any act or decision thereof; or (c) securing any improper advantage.

8.            Mutual Indemnification. Each Party (the “Indemnifying Party”) agrees to defend the other Party, its affiliates and each of their respective officers, directors, employees, contractors and agents (each an “Indemnified Party”) from and against any action, claim, suit, investigation or other proceeding brought by a third party (a “Claim”) to the extent such Claim results from the Indemnifying Party’s breach of this Agreement or an IPA or the negligence, willful misconduct or fraud or violation of law on the part of the Indemnifying Party, its officers, directors, employees, agents or other representatives in connection with this Agreement. The Indemnifying Party will indemnify and hold harmless the Indemnified Party from any liabilities, losses, damages, judgments, awards, fines, penalties, costs and expenses (including reasonable attorneys’ fees and costs of defense) incurred by or levied against such Indemnified Party as a result of such Claim.

If the Indemnified Party seeks indemnification under this Section 10 with respect to a Claim, the Indemnifying Party’s obligations are conditioned upon the Indemnified Party: (a) providing written notice to the Indemnifying Party of any Claim within thirty (30) days after the Indemnified Party has knowledge of such Claim (except that failure to timely provide such notice will relieve the Indemnifying Party of its obligations only to the extent the Indemnifying Party is materially prejudiced as a direct result of such delay); (b) giving the Indemnifying Party sole control over the defense thereof and any related settlement negotiations; and (c) cooperating and, at the Indemnifying Party’s request and expense, assisting in such defense. Notwithstanding the foregoing, the Indemnified Party may participate at its own expense in the defense and any settlement discussions, and will have the right to approve any settlement agreement that involves an admission of fault by the Indemnified Party or imposes non-monetary obligations on the Indemnified Party; provided, however, that such approval will not be unreasonably withheld.

9.            Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR EXEMPLARY, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, ARISING FROM OR RELATING TO THE AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY TO EACH PARTY’S (A) BREACH OF SECTION 4 (CONFIDENTIALITY); (B) BREACH OF SECTION 7 (OWNERSHIP AND INVENTIONS); (C) INDEMNIFICATION OBLIGATIONS; OR (C) RECKLESSNESS, INTENTIONAL MISCONDUCT OR FRAUD.

10.          Audits. During the term of this Agreement and for one (1) year thereafter, Recipient’s authorized representative(s) and governmental regulatory authorities, to the extent allowed by law, shall be permitted to inspect and audit Provider’s premises, records, processes and computing and/or network equipment, software and systems used by Provider in connection with this Agreement or any IPA, for quality assurance purposes and to confirm Provider’s compliance with the terms of this Agreement and each IPA. Any such Recipient audit will be conducted at Recipient’s sole expense, during Provider’s regular business hours and upon reasonable prior notice to Provider. In the event an audit reveals Provider’s noncompliance, Provider shall immediately implement appropriate corrective action at Provider’s expense. Provider’s failure to timely implement such corrective action shall constitute a material breach of this Agreement and result in Recipient having the right to immediately terminate this Agreement and/or the applicable IPA(s) upon written notice to Provider.

11.          Insurance. Provider, at its sole cost and expense, will maintain the following insurance coverages: (a) general liability insurance with limits of at least $5,000,000 per occurrence and $10,000,000 annual aggregate, which coverage must include bodily injury, personal injury and broad form property damage; (b) auto/vehicle liability insurance with limits of at least $300,000 per occurrence, which coverage must include bodily injury, personal injury and broad form property damage; and (c) workers’ compensation insurance compliant with the applicable state’s compensation laws. In addition, if the Services being performed by Provider under this Agreement include professional services, then Provider, at its sole cost and expense, will maintain professional liability or errors and omissions insurance with limits of at least $5,000,000 per claim and $5,000,000 annual aggregate. Provider will list Recipient as an “additional insured” on its general liability policy and will furnish to Recipient, upon request, certificates of insurance and such other documentation evidencing such policies. All of said certificates under this Section will include a provision whereby thirty (30) days’ notice must be received by Recipient prior to coverage cancellation by Provider or the applicable insurer.

12.	Miscellaneous.

12.1.       Governing Law. This Agreement shall be governed by the internal laws of the State of Texas without regard to conflicts of law principles. The Parties irrevocably submit and consent to jurisdiction in the State of Texas, venue in Dallas County, Texas and waive any right they may have to seek any change of jurisdiction or venue.

12.2.       Dispute Resolution. The Parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by their mutual agreement (a) shall be brought by a Party in such Party’s individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding and (b) shall be submitted to final and binding arbitration before JAMS (formerly Judicial Arbitration and Mediation Services), or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either Party may commence the arbitration process called for in this Section by filing a written demand for arbitration with JAMS, with a copy to the other Party. The arbitration will be conducted in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The Parties will cooperate with JAMS and with one another in selecting a single arbitrator from JAMS’ panel of neutrals, and in scheduling the arbitration proceedings, which shall take place in Dallas County, Texas and in the English language. The Parties agree that they will participate in the arbitration in good faith, and that they will share equally in its costs. The provisions of this Section may be enforced by any Court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the Party against whom enforcement is ordered.

12.3.       Assignment. Without the prior written consent of Recipient, which shall not be unreasonably withheld or delayed, Provider shall not assign any of its rights, interests or obligations hereunder (including by operation of law, merger, consolidation, sale of all or substantially all of its assets, or a change of control). Any assignment in violation of the preceding sentence shall be void and no assignment shall relieve Provider of any of its obligations under this Agreement. Recipient may assign any of its rights in or interests hereunder.

12.4.       Notices. Any notice required hereunder shall be in writing and deemed effectively given: (a) upon personal delivery to the Party to be notified; (b) on the date such notice is received from any reputable courier service that provides tracking and written verification of delivery; or (c) on the date on which such notice is delivered by email, with confirmation that such email has been received and read.

If to Provider:	Greg Fisher CFO Jain Investments, LLC 5420 LBJ Freeway, Ste. 410 Dallas, TX 75240 Email: gfisher@jinvestllc.com	With a Copy To: Andrew Griffith Counsel Jain Investments, LLC 5420 LBJ Freeway, Ste. 410 Dallas, TX 75240 Email: agriffith@jinvestllc.com
If to Recipient:	Vinay Jain, MD Founder & CEO Arog Pharmaceuticals, Inc. 5420 LBJ Freeway, Ste. 410 Dallas, TX 75240 Email: vjain@arogpharma.com	With a Copy To: Edward McDonald Counsel 5420 LBJ Fwy, Ste. 410 Dallas, TX 75240 emcdonald@arogpharma.com

12.5.       Force Majeure. Neither Party shall be liable for any breach of this Agreement or for any delay or failure of performance resulting from any cause beyond such Party’s reasonable control, including the weather, civil disturbances, terrorism, acts of civil or military authorities or acts of God. The Party claiming relief under this Section shall promptly notify the other Party in writing, but in no event later than ten (10) calendar days of the occurrence, should any such cause arise and shall promptly take steps to remedy any delay or failure in performance upon removal of the circumstances causing such delay or failure. If an event of force majeure occurs, the Party injured by the other’s inability to perform may elect one of the following remedies: (a) to terminate this agreement in whole or in part if such force majeure event has not been removed within thirty (30) days of occurrence; or (b) to suspend the Agreement, in whole or part, for the duration of the force majeure circumstances. The Party experiencing the force majeure circumstances shall cooperate with and assist the injured Party in all reasonable ways to minimize the impact of force majeure on the injured Party, which may include locating and arranging substitute services if necessary.

12.6.       Severability. If any provision of this Agreement is held by an arbitrator or court of competent jurisdiction to be void or unenforceable, such provision will be deemed modified and will be interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions of this Agreement will continue in full force and effect.

12.7.       Waiver. Any waiver or failure to enforce any provision of this Agreement by either Party on one or more occasion shall not be deemed a waiver of any other provision or of such provision on any other occasion.

12.8.       Construction. The headings used for the sections of this Agreement are for information purposes and convenience only and in no way define, limit, construe or describe the scope or extent of the sections. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that such word or variation thereof follows. The language used in this Agreement will be deemed to be the language chosen by the Parties to express the Parties’ collective mutual intent, and no rule of strict construction will be applied against any Party.

12.9.       Entire Agreement. This Agreement, together with any each IPA and the schedules and exhibits, attached hereto, each of which is incorporated herein, collectively constitutes the entire agreement between the Parties and supersedes any prior or contemporaneous understandings, agreements · or representations by or among the Parties, written or oral, that may have related in any way to the subject matter of this Agreement. Any alterations or amendments to this Agreement (including any handwritten changes) will be null and void except by an instrument in writing, signed by authorized representatives of both Parties.

12.10.     Amendment. This Agreement may only be amended by the execution and delivery of a written instrument by or on behalf of each of the Parties hereto.

12.11.     Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. Signatures to this Agreement transmitted by email, portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as the physical delivery of the paper document bearing the original signatures.

12.12.     Further Assurances. Each Party shall execute and deliver to the other Party such instruments and other documents, and shall take such other actions, as such other Party may reasonably request at any time for the purpose of carrying out or evidencing any of the transactions contemplated hereby.

12.13.      Remedies. Except as expressly set forth herein, the exercise of any remedies hereunder shall be cumulative and in addition to, and not in limitation of, any other remedies available to such Party at law or in equity.

[Signature Page Follows]

In Witness Whereof, this Agreement has been executed by the Parties hereto through their duly authorized representatives as of the Effective Date.

Arog Pharmaceuticals		Jain Investment, LLC

By:	/s/ Vinay Jain	By:	/s/ Greg Fisher

Name:	Vinay Jain, M.D., FACP	Name:	Greg Fisher

Title:	Founder, CEO, and Executive Chairman	Title:	CFO

Date:	June 12, 2018	Date:	6/12/2018

EXHIBIT A

INDIVIDUAL PROJECT AGREEMENT
TO
MASTER SERVICES AGREEMENT

This Individual Project Agreement (“IPA”) is effective [insert date] (the “Effective Date”) by and between [INSERT LEGAL NAME OF RECIPIENT], having a principal place of business at[insert address] (“Recipient”) and [PROVIDER], with a principal place of business or address at [insert address] (“Provider”). Recipient and Provider may be referred to herein individually as a “Party” or, collectively , as the “Parties “.

Whereas, Recipient and Provider have entered into a Master Services Agreement dated Date of MSA (the “Agreement”); and

Whereas, Recipient and Provider desire to enter into this IPA to provide the terms and conditions upon which Recipient may engage Provider to provide services, as described herein.

Now Therefore, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged , the Parties hereto agree as follows:

1.       Scope of Services. Recipient hereby retains Provider, and Provider agrees to perform the services (“Services”) outlined in the Scope of Services , attached hereto as Attachment A (“Scope of Services”).

2.       Term. The term of this IPA is# of years/months, commencing on and terminating on

3.       Payment. For performance of the service s, Recipient will pay Provider a maximum amount of $amount, (“Maximum Amount”). Any amount in excess of the Maximum Amount requires Recipient’s prior written approval. Payments will be made in accordance with the Financial Schedule attached hereto as Attachment B, and incorporated herein by reference. [If the currency is different from USD, it will then be based on the monthly average rate for the currency as published on www.oanda.com.] All invoices shall be submitted electronically to ______________________________.

4.       Primary Business Contacts.

Provider Contact: [name]	Recipient Contact: [name]
Mailing Address: [address]	Mailing Address: [address]
Telephone Number: [phone]	Telephone Number: [phone]
Email Address: [email]	Email Address: [email]

5.       Information Security and Privacy Compliance. With respect to Patient Identifiable Information as further detailed in the “Information Security and Privacy Compliance Addendum” attached hereto and incorporated herein by reference, Provider agrees to comply with such terms and conditions therein.

6.       Amendments and Conflicts. Any change this IPA shall be documented in a written amendment mutually agreed upon and executed by the Parties (an “Amendment”). Each Party acknowledges that an Amendment may necessitate a change in the delivery schedule and/or fees due under the IPA. No Amendment will be binding upon either Party until it is signed by the authorized representatives of both Parties. This IPA and Amendment will be governed by the terms of this Agreement. In the event of a conflict between the terms and conditions of the Agreement and those of this IPA or Amendment, the Agreement will control unless this IPA or Amendment (as the case may be) expressly refers to the Parties’ intent to alter the terms of the Agreement with respect to this IPA or Amendment (as the case may be).

7.       Entire Agreement. This IPA and any schedules and exhibits, attached hereto, of which are incorporated herein, and together with the Agreement, collectively constitutes the entire agreement between the Parties and supersedes any prior or contemporaneous understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter of this IPA. Any alterations or amendments to this IPA (including any handwritten changes) will be null and void except by an instrument in writing, signed by authorized representatives of both Parties.

[Signatures on following page]

In Witness Whereof, this IPA has been executed by the Parties hereto through their duly authorized representatives effective as of the Effective Date.

[Insert Legal Name Of Recipient]	[Provider Name]

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

ATTACHMENT A

Scope of Services

ATTACHMENT B

Financial Schedule